THIRD AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION

                           OF CARETENDERS HEALTH CORP.

         Pursuant to the provisions of Section 242 and Section 103 of the General Corporation Law of the State of Delaware, the undersigned corporation (the "Corporation") adopts the following Certificate of Amendment to its Certificate of Incorporation, and does hereby certify:

FIRST:   The name of the Corporation is Caretenders Health Corp.

SECOND: Paragraph FIRST of the Certificate of Incorporation is amended to read in its entirety as follows:

        "The name of the  corporation is Almost Family, Inc."

THIRD: The designated amendment was adopted by the Corporation's Board of Directors and submitted for approval by the Corporation's shareholders. Thereafter, an annual shareholders' meeting was duly called and held on January 31, 2000, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

                            CARETENDERS HEALTH CORP.

                           By: /s/ William B. Yarmuth
                                ----------------------
                              William B. Yarmuth, President